Exhibit 10.1

Zimmer Biomet Holdings, Inc.

Executive Severance Plan

Effective as of January 15, 2018

Table of Contents

INTRODUCTION	1

ABOUT YOUR PARTICIPATION	1

Eligibility to Participate in the Plan	1

Eligibility to Receive Severance Benefits	2

AMOUNT OF SEVERANCE BENEFIT OFFER	3

How Your Severance Benefit Offer Is Calculated	3

HOW SEVERANCE BENEFITS ARE PAID	4

General Release Requirements	5

Forfeiture and Repayment	5

Form of General Release	5

How Other Benefits Are Affected	6

Deductions from Severance Benefits	6

PLAN ADMINISTRATION	6

Plan Sponsor	7

Plan Administrator	7

Agent for Service of Legal Process	9

Identification Numbers	9

Plan Year	9

Plan Funding	9

Amendments/Reservation of Rights	9

Plan Document	9

CLAIM AND APPEAL PROCESS FOR SEVERANCE BENEFITS	9

Initial Claims for Benefits	9

Procedures for Appealing an Adverse Benefit Determination	10

YOUR RIGHTS UNDER ERISA	12

Receive Information About Your Plan and Benefits	12

Enforce Your Rights	12

Assistance with Your Questions	12

GENERAL PROVISIONS	13

GOVERNING LAW	13

SECTION 409A	13

Executive Severance Plan	1

INTRODUCTION

Zimmer Biomet Holdings, Inc. (the “Company”) hereby establishes the Zimmer Biomet Holdings, Inc. Executive Severance Plan (the “Executive Severance Plan” or the “Plan”). This document serves as the plan document and summary plan description (SPD) for the Plan. It describes the benefits as they apply to eligible executives. The Plan document applies to eligible participants (as defined below) who are notified in writing by the Company on or after the effective date of this Plan of their separation or pending separation from employment with the Company.

Nothing in this Plan creates or constitutes a contract of employment with the Company or any of its direct or indirect subsidiaries or affiliates. Employment with the Company and its affiliates is “at-will” absent any contractual employment agreement or applicable law to the contrary, which means that either the executive or the Company, subsidiary or affiliate may terminate the employment relationship at any time for any reason, with or without cause or notice.

ABOUT YOUR PARTICIPATION

This section includes important information about your participation in the Executive Severance Plan. The Plan provides severance benefits to eligible executives of the Company and its direct and indirect subsidiaries and affiliates whose employment is involuntarily terminated for reasons other than misconduct or other cause, subject to the terms set forth below. No individual shall have a vested right to benefits under the Plan.

This section covers two types of eligibility — eligibility to participate in the Plan and eligibility to receive severance benefits under the Plan. You must satisfy both eligibility requirements to be eligible for benefits.

Eligibility to Participate in the Plan

You are eligible to participate in the Executive Severance Plan if you:

•	Are employed by the Company or a direct or indirect subsidiary or affiliated company of the Company; and

•	Are designated by the Company’s President and CEO or the Compensation and Management Development Committee of the Board of Directors (the “Board”) a member of the Company’s Operating Committee at the time of the Company’s providing to you written notice of immediate or pending separation from employment as of a specified date.

Notwithstanding the foregoing, you are not eligible to participate in this Plan if you:

•	Are eligible to receive (regardless of whether you actually qualify for or receive the benefits), or have received, an offer of severance benefits pursuant to the terms and conditions of an individual employment or change in control agreement;

•	Are entitled to long-term disability (LTD) benefits under a Company long-term disability plan; and/or

•	Have agreed in writing that you are not entitled to participate in this Plan.

If you are a participant in this Plan, you are not eligible to participate in or receive benefits under the Zimmer Biomet Holdings, Inc. Restated Severance Plan.

When Participation Ends

Participation in the Plan ends on the first of the following dates:

•	The date you no longer meet the eligibility requirements to participate;

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•	The date all severance benefits you are eligible or agree to receive have been paid;

•	The date your employment ends for any reason that does not qualify you for an offer of severance benefits;

•	The date of your death; or

•	The date the Plan is terminated or amended so that you lose coverage.

Eligibility to Receive Severance Benefits

As a Plan participant, you become eligible to receive severance benefits if you meet all of the following requirements:

•	You are notified in writing that your employment is being terminated;

•	You sign the general release required by the Company within the time period specified within the general release and, if applicable, do not validly revoke your signature within the revocation period;

•	If required to do so, you execute any confidentiality, intellectual property, and/or other restrictive covenant agreement in a form provided by the Company; and

•	You work through your scheduled termination date.

Notwithstanding the foregoing, you will not be eligible to receive severance benefits under this Plan if your employment is terminated for any of the following reasons:

•	Voluntary termination of employment or resignation of employment before your scheduled termination date;

•	Mandatory retirement due to Company policies or legal requirements;

•	Willful misconduct or activity that the Company has deemed actually or potentially detrimental to the interests of the Company, which may include, but is not limited to, dishonesty; theft; violation of the Company Code of Business Conduct and Ethics or other Company policy, rule, or procedure, such as those relating to alcohol or drugs, discrimination or harassment, workplace violence, product quality, safety, etc.; unauthorized disclosure of confidential information; conduct inconsistent with any applicable law or regulation; or other serious misconduct;

•	Willful failure or refusal to substantially perform job responsibilities (other than any such failure resulting from incapacity due to disability), as determined by the Company, including but not limited to deliberate unsatisfactory behavior and/or job performance;

•	Excessive, unauthorized absenteeism;

•	Any act or omission that the Company has determined has caused, is causing, will cause, or has the potential to cause significant harm or loss to the Company, its officers, and/or its employees;

•	Refusal to accept reassignment to a different primary work location designated by the Board (for the President and CEO) or by the President and CEO (for other Operating Committee members), despite the availability of relocation assistance benefits in accordance with the terms of the Company’s relocation policy and plan as applicable for senior executives;

•	The sale of all or part of the Company’s business, if you are offered comparable employment with the acquiring or restructured company; or

•	Extended absence under a Company short-term disability (STD) or LTD plan or program, including your failure or inability to return to active employment from a period of receiving STD/ LTD benefits; provided, however, if, but for your approved leave, you would have been separated from employment for a reason unrelated to your leave, such as position elimination or organizational restructuring, while you are receiving STD benefits, then you may be eligible for severance benefits equal to the amount of benefits determined under the Plan less the amount of STD benefits paid after the date your employment would have terminated.

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When Severance Benefits End

Severance benefit eligibility will end on the earliest of the following dates:

•	The date you receive all severance benefits to which you are entitled or agree to receive;

•	The date you effectively revoke your signature on your release within the time allowed;

•	The date you engage in activity that the Company determines has caused, is causing, will cause, or has the potential to cause significant loss or harm to the Company, its officers and/or its employees; or

•	The date the Plan is terminated or amended to change eligibility requirements so as to make you ineligible.

AMOUNT OF SEVERANCE BENEFIT OFFER

The amount of your severance benefit offer is calculated based on the following as of the date of your termination of employment:

How Your Severance Benefit Offer Is Calculated

Position
President and CEO	2x the sum of your annualized base salary plus your target annual bonus, determined as of your separation date

Other Operating Committee Members	1x the sum of your annualized base salary plus your target annual bonus, determined as of your separation date

In addition to the benefit described above, if you are eligible to receive severance benefits (including providing a valid general release as described above) and you are covered under the federal law known as COBRA, you will receive an amount equal to the then-current monthly COBRA premium based upon the group health insurance (medical and dental, but excluding vision) you had in effect the day before your separation from employment, multiplied by 24 for the President and CEO and by 12 for other members of the Operating Committee. If you are eligible to receive severance benefits, you will receive this amount (less all applicable withholding taxes) whether or not you elect COBRA coverage or use the amount to pay for the cost of COBRA coverage. In order to continue your health insurance coverage after your separation from employment, you must elect continuation of coverage in accordance with COBRA instructions you will be provided upon your separation from employment, and pay the applicable premiums in a timely manner.

Effective January 1, 2019, in addition to the above amounts, if your employment is terminated by the Company on or after January 1 but prior to the payment date for bonuses related to the previous calendar year under the Executive Performance Incentive Plan (“EPIP”), and you were eligible to participate in the EPIP immediately prior to your separation and are entitled to severance benefits under this Plan, your severance benefit will be increased by the value of the bonus you would have received under the EPIP, if any, had you remained employed on the payment date (“Enhanced Amount”). If EPIP payout amounts have not yet been determined at that time, your lump-sum severance payment that includes the base pay, target bonus, and COBRA subsidy components will include a bonus component based upon the approximate value of the anticipated bonus you would have been eligible to receive had you remained employed as of the payout date (“Estimated Bonus Payment”). The Company, upon finalizing bonus payment calculations for the year, will determine the actual bonus you would have been paid had you remained employed on the payout date and, if that amount is greater than the Estimated Bonus Payment, will pay such difference (“Bonus True-Up Payment”) to you.

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Notwithstanding the foregoing, if you are on an approved STD leave and would, but for your approved STD leave, be separated from employment for a severance-qualifying reason unrelated to your leave, such as position elimination or organizational restructuring, then you may be eligible for severance benefits upon your separation equal to the amount of benefits determined under the Plan less the amount of STD benefits paid after the date your employment would have terminated.

Any severance benefits otherwise offered under this Plan shall be reduced by any severance benefits required to be paid under applicable law, including, but not limited to, statutes, ordinances, or local laws or customs (collectively, “Other Severance Benefits”). If the amount of Other Severance Benefits is greater than the amount offered under this Plan, no benefits are payable under this Plan. In the event that in your situation the laws of a country other than the United States may apply to this Plan and/or to your employment relationship with the Company or its affiliates, and such laws will cause, directly or indirectly, total severance benefits under this Plan and Other Severance Benefits otherwise payable to you to exceed the benefits payable under this Plan, then you shall be excluded from participation in this Plan.

The Company will also offer to you, if you are eligible, reasonable outplacement services provided through a third-party administrator at the Company’s expense (with a value not to exceed $25,000) or an equivalent cash benefit in the plan administrator’s discretion.

The Company may from time to time amend this Plan, via addendum or otherwise, to provide for different severance benefits and/or severance benefit terms and conditions, or to eliminate severance benefits entirely, for all or a portion of the Company’s executives. Any addendum will be effective only upon approval by the Compensation and Management Development Committee of the Board (or by the Board, should the Board limit or remove the authority of the Compensation and Management Development Committee to approve such Plan changes). All other terms of the Plan document shall continue to apply.

HOW SEVERANCE BENEFITS ARE PAID

Severance payments will be made in lump-sum form, less tax withholdings and any amounts owed to the Company for any reason. Payment will be made as soon as administratively feasible, in accordance with the Company’s regular payroll schedule, after your timely return of a signed general release in the form you were provided and, if applicable, after the expiration of a specified revocation period during which you do not validly revoke your signature on the general release. Any Bonus True-Up Payment you are eligible to receive will be paid in lump-sum form as soon as administratively feasible in accordance with the Company’s regular payroll schedule once the amount has been determined, less tax withholdings and any amounts owed to the Company for any reason.

Notwithstanding the foregoing, severance benefits will not be paid to you until you have returned all Company-owned property to the Company in a condition satisfactory to the Company. Company-owned property shall include, but not be limited to, the Company’s intellectual property and confidential and trade secret information as well as Company-issued computers, PDAs, electronic tablets, cell phones, and corporate credit cards that are in your possession or control.

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General Release Requirements

You must sign a release in the form provided by the Company to receive severance benefits. By signing the release, you agree to the terms of the release, which include giving up, to the fullest extent permitted by law, any right to sue the Company and any of its direct or indirect subsidiaries and affiliates.

The general release you are provided will state how many days you have to sign and deliver the release to the Company and, if applicable, how many days you have to rescind your signature. If you do not deliver the signed release within the time allowed, or if you timely and properly rescind your signature, the Company will consider this a refusal to sign and you will not be eligible to receive severance benefits.

Forfeiture and Repayment

If (1) you violate or breach any term of the Plan or the general release or any non-disclosure, intellectual property, and/or other restrictive covenant agreement with the Company or any of its direct or indirect subsidiaries or affiliates, or (2) after your termination of employment, facts are disclosed or discovered that could have supported your termination for cause and would have rendered you ineligible to receive severance benefits under this Plan, as described in the Eligibility to Receive Severance Benefits section above, then you shall automatically forfeit any and all rights to benefits under this Plan, and, to the extent benefits have been paid to you under this Plan, you must repay the full amount within 15 days of receiving written notification from the Company. The Company may recover any benefits that you fail to repay in any of the following ways:

•	Withholding wages, or any other money owed to you, if permitted by applicable law; and

•	Using other appropriate legal means.

These remedies are not exclusive, and the Company may pursue any other legal claims and/or remedies that it may have against you arising out of or related to the facts supporting the forfeiture of rights under this Plan.

Form of General Release

The form of general release you must sign to receive any severance benefits for which you are eligible will be determined by the Company at the time of your separation from employment, and may include, among other provisions, the following:

•	Your agreement that you will not take any action or make any statement which disparages the Company or other released parties, or its or their practices, or which disrupts or impairs its or their normal operations so as to cause a material adverse impact; provided, however, that nothing in the general release shall restrict your rights to make disclosures specifically allowed or required under applicable law.

•	Your agreement to make yourself reasonably available by telephone, without additional compensation beyond your severance benefit, for a specified period of time following your separation date to respond in a timely manner to inquiries from one or more designated Company officials related to carrying out an orderly transition of business.

•	Your agreement to cooperate with the Company and any of its direct or indirect subsidiaries and affiliates on an ongoing basis to the extent reasonably necessary for response to any governmental investigation or defense of litigation, with reimbursement for reasonable out-of-pocket expenses that you may incur in providing this cooperation and compensation for your time at an hourly rate based on your final Company base salary.

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•	If your separation date falls on or after January 1 but prior to the payment date for bonuses related to the previous calendar year under the EPIP and your severance benefit includes an Enhanced Amount, your specific waiver and release of any entitlement to any further payout under the EPIP for the prior calendar year.

How Other Benefits Are Affected

Your participation in all Company employee benefit plans will end on your termination date, unless the provisions of a plan specifically allow for benefits to continue following termination.

Severance benefits shall not be considered compensation for purposes of any qualified or nonqualified deferred compensation or retirement plan or program.

Deductions from Severance Benefits

Amounts Owed to the Company

The Company reserves the right to deduct any amount you owe the Company, or any of its direct or indirect subsidiaries or affiliates, for any reason, including but not limited to plan premiums, borrowed vacation/PTO days, loans, signing or retention incentives, educational assistance, and/or relocation reimbursement, from any severance benefits payable to you, to the fullest extent permitted by law. Any offset shall be considered a reduction in severance benefits under this Plan (but may still be considered taxable income under applicable law).

Deductions

Federal, state, and local income taxes and other deductions required by law will be withheld from all severance benefits.

Correction of Errors

The Company reserves the right to correct any errors that may occur in administering the Plan. The Company has the right to recover, at any time, any excess severance benefits that occur if severance benefits paid exceed those due to you because of a mistake, incorrect information about your entitlement to severance benefits, or any other reason. The Company may recover any excess severance benefits paid to you in any of the following ways:

•	Reducing or suspending future severance benefit payments;

•	Requesting direct payment from you;

•	Withholding wages, or any other money owed to you, if permitted by applicable law; and

•	Using other appropriate legal means.

These remedies are not exclusive, and the Company may pursue any other legal claims and/or remedies that it may have against you arising out of or related to the facts supporting the correction of any errors under this Plan as described above.

PLAN ADMINISTRATION

This information about the administration of the Plan is provided in compliance with the Employee Retirement Income Security Act of 1974, as amended (ERISA). While you should not need these details on a regular basis, the information may be useful if you have specific questions about the Plan.

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Plan Sponsor

The name and address of the plan sponsor are:

Zimmer Biomet Holdings, Inc.

345 East Main Street

Warsaw, IN 46580

USA

This Plan is a welfare benefit plan that provides severance benefits to eligible executives.

Plan Administrator

The name, address and telephone number of the plan administrator and named fiduciary are:

Administrative Committee

Zimmer Biomet Holdings, Inc.

345 East Main Street

Warsaw, IN 46580

USA

1-574-267-6131

The administration of the Plan will be under the supervision of the plan administrator. To the fullest extent permitted by law, the plan administrator will have the discretion to determine all matters relating to eligibility, coverage, and benefits under the Plan. Benefits under the Plan will be paid only if the plan administrator or any authorized delegate decides in the administrator’s or delegate’s discretion that the applicant is entitled to them. The plan administrator will also have the discretion to determine all matters relating to the interpretation and operation of the Plan. Any determination by the plan administrator or any authorized delegate shall be final and binding.

Questions regarding this Plan should be directed to the plan administrator at the address shown above.

In addition to any other authority or responsibility placed upon the plan administrator under the terms of this Plan or applicable law, the plan administrator is responsible for and authorized to do the following:

•	To grant or deny an individual’s claim for benefits under the Plan;

•	To require any individual seeking benefits under the Plan to furnish such information as the plan administrator may request for the purpose of the proper administration of the Plan and as a condition to receiving any benefits under the Plan;

•	To make and enforce such rules and regulations and prescribe the use of such forms as the plan administrator deems necessary for the efficient administration of the Plan;

•	To decide such questions as may arise in connection with the operation of the Plan including, but not limited to, questions concerning the eligibility of any individual to participate in or receive benefits under the Plan;

•	To determine the amount of benefits which shall be payable to an executive in accordance with the provisions of the Plan and to authorize payment of such benefits;

•	To require, as a condition of receiving any benefits payable under the Plan, the filing of an authorization or release by the spouse of an eligible executive divesting such spouse of any right in the Plan or in any payments thereunder which such spouse may have by operation of law under the laws of his or her matrimonial domicile or otherwise;

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•	To comply with all reporting and disclosure requirements with respect to the Plan;

•	To interpret and construe, with discretionary authority, the provisions of the Plan and to resolve ambiguities, inconsistencies and omissions therein;

•	To employ legal counsel, who may be counsel to the Company, in which case the employment of such counsel shall not be construed or otherwise used in any direct or indirect manner to support any allegation of an actual or purported conflict of interest (inherent, structural, or otherwise) under the Plan, and such other specialists or persons as the plan administrator deems necessary or desirable in connection with the administration of the Plan; and

•	To delegate any of the plan administrator’s discretionary or ministerial responsibilities to other designated persons as the plan administrator may see fit, including, but not limited to, the determination of questions concerning the eligibility of any employee to participate in or receive benefits under the Plan, the interpretation and construction of the provisions of the Plan and the resolution of ambiguities, inconsistencies, and omissions therein, and the resolution of any appeal of the denial of a claim for benefits under the Plan. The delegation of ministerial responsibilities may be effected with or without written instrument, including pursuant to a standard operating procedure that the plan administrator utilizes to administer the Plan. The delegation of discretionary responsibilities will be effected by written instrument executed by the plan administrator. Notwithstanding the foregoing, the plan administrator’s failure to delegate responsibilities in writing shall not affect or undermine the propriety of any delegation of the plan administrator’s responsibilities under the Plan, and the plan administrator may ratify, at any later time, through written instrument or otherwise, actions that a delegate has taken in accordance with delegation authority not previously conveyed through written instrument, upon which ratification the delegate’s actions shall be treated as if originally taken under a delegation effected in accordance with the terms of the Plan. The determination of the plan administrator as to any question involving the general administration and interpretation of the Plan, and such determinations made by each person to whom the plan administrator may delegate the plan administrator’s responsibilities under the Plan, shall be final, conclusive and binding upon all persons claiming any interest in or under the Plan except as otherwise provided by law. Any discretionary actions to be taken under the Plan by the plan administrator, and such actions taken by each person to whom the plan administrator may delegate the plan administrator’s responsibilities under the Plan, shall not be subject to de novo review if challenged in court, by arbitration or in any other forum, and shall be upheld unless found to be an abuse of discretion.

Consistent with the requirements of ERISA and the regulations thereunder of the Secretary of Labor, the plan administrator will:

•	Provide adequate notice in writing to any individual whose claim for benefits under the Plan has been denied, setting forth specific reasons for such denial, written in a manner calculated to be understood by such employee or former employee, and

•	Afford a reasonable opportunity to any individual whose claim for benefits has been denied for a full and fair review of the decision denying the claim.

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Agent for Service of Legal Process

The name and address of the agent for service of legal process are:

Corporate Secretary

Zimmer Biomet Holdings, Inc.

345 East Main Street

Warsaw, IN 46580

USA

Legal process also can be served on the plan administrator.

Identification Numbers

The Employer Identification Number (EIN) assigned by the Internal Revenue Service to the Company is 13-4151777. The plan number for the Plan is 513.

Plan Year

The plan year for the Plan is January 1 through December 31.

Plan Funding

The Plan is funded from the general assets of the Company, as needed. Executives are not required to contribute to the Plan.

Amendments/Reservation of Rights

The Plan may be amended by the duly authorized action of the Compensation and Management Development Committee of the Board or by the Board, should the Board limit or remove the authority of the Compensation and Management Development Committee to approve such Plan changes.

The Company reserves the right, as described above, to amend, terminate, suspend, withdraw, or modify the Plan, in whole or in part, at any time, for any or no reason, and without prior notice. Any Plan amendments may be made by execution of a written document incorporating the changes. The Company also reserves in the plan administrator and service providers, as applicable, the discretionary authority and responsibility to interpret and construe the provisions of the Plan as described in the above Plan Administrator section.

Plan Document

This document serves as both the summary plan description (SPD) and the official plan document for the Zimmer Biomet Holdings, Inc. Executive Severance Plan.

CLAIM AND APPEAL PROCESS FOR SEVERANCE BENEFITS

As further explained below, if your claim for severance benefits is denied, you will receive a notice in writing that explains the reasons for the denial. You will then have the opportunity to appeal the denial of your claim and receive a full and fair review of the decision.

Initial Claims for Benefits

The plan administrator, or its delegate, will consider your involuntary termination to be a claim for benefits under the Plan. Notwithstanding the foregoing, if you believe that you are entitled to benefits under this Plan, you may submit a claim to the plan administrator within 60 days of your date of termination. Your claim submission must be written and delivered to the plan administrator.

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If the plan administrator delegates the initial determination on your claim, that delegation shall be considered a delegation of the plan administrator’s ministerial responsibilities under the Plan, unless the plan administrator determines that the delegation was of its discretionary responsibilities under the Plan and effects, or ratifies, the discretionary delegation in accordance with the Plan’s terms.

If the determination on your claim is adverse because your claim is denied in whole or in part, the plan administrator or its delegate will notify you of that adverse determination within a reasonable period of time, but not later than 90 days after receiving the claim, or within 90 days of your date of termination if the plan administrator or its delegate has automatically considered your termination to be a claim for benefits under the Plan.

If an adverse determination is made on your claim, the plan administrator’s, or its delegate’s, notice to you will include:

•	The specific reason(s) for the adverse benefit determination;

•	References to the specific Plan provisions on which the benefit determination is based; and

•	A description of the Plan’s appeal procedures and the time limits applicable to those procedures, including a statement of your right to bring a civil action under ERISA after an adverse determination on appeal.

The 90-day claim determination period may be extended for up to an additional 90 days if the plan administrator or its delegate (1) determines that special circumstances require an extension of time for processing the claim, and (2) notifies you, before the initial 90-day period expires, of the special circumstances requiring the extension of time along with the date by which the it expects to render a determination.

In the event that additional material or information is needed from you to process and make a determination on your claim, the plan administrator or its delegate will send you a request for that information, along with an explanation of why it is necessary. If an extension of time is necessary in order to obtain such additional information, the Plan’s time frame for making a benefit determination on review will be suspended from the date the plan administrator or its delegate sends you the request for information with an extension notification until the date you respond to the request for additional information.

Procedures for Appealing an Adverse Benefit Determination

If you receive an adverse benefit determination, you may appeal that determination. You or your authorized representative will have 60 days following receipt of a notification of an adverse benefit determination within which to appeal the determination. You have the right to:

•	Request, free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to your claim for benefits. For this purpose, a document, record, or other information is treated as “relevant” to your claim if it:

—	Was relied upon in making the benefit determination;

—	Was submitted, considered, or generated in the course of making the benefit determination, regardless of whether such document, record or other information was relied upon in making the benefit determination; or

—	Demonstrates compliance with the administrative processes and safeguards required in making the benefit determination.

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•	Submit written comments, documents, records, and other information relating to your claim for benefits, which will be taken into account in the review on appeal, regardless of whether the information was submitted or considered in the initial benefit determination.

The plan administrator or its delegate will notify you of the determination on appeal within a reasonable period of time, but not later than 60 days after receipt of your request to appeal. This 60-day period may be extended for up to an additional 60 days if the plan administrator or its delegate (1) determines that special circumstances require an extension of time for processing the claim, and (2) notifies you, before the initial 60-day period expires, of the special circumstances requiring the extension of time and the date by which a determination on review is expected.

In the event that additional material or information is needed from you to process and make a determination on your request for appeal, the plan administrator or its delegate will send you a request for that information. If an extension of time is necessary in order to obtain such additional information, the time frame for making a benefit determination on appeal will be suspended from the date the plan administrator or its delegate sends you the request for information with an extension notification until the date you respond to the request for additional information.

If an adverse determination is made on your appeal, the plan administrator’s or its delegate’s notice to you will include:

•	The specific reason(s) for the adverse benefit determination;

•	References to the specific Plan provisions on which the benefit determination is based;

•	A statement that you are entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to your claim; and

•	A statement describing any further voluntary appeal procedures that may be offered under the Plan and your right to obtain information about such procedures, and a statement of your right to bring an action under ERISA.

You must use and exhaust the Plan’s administrative claim and appeal procedures described above before bringing a lawsuit claiming benefits under the Plan in either state or federal court. Your failure to follow the Plan’s prescribed procedures in a timely manner may cause you to lose your right to contest an adverse benefit determination in court. Any lawsuit claiming benefits must be filed within two years from your date of termination. In other words, you may not file a lawsuit related to any claim for benefits under the Plan on or after the second anniversary of your termination date.

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YOUR RIGHTS UNDER ERISA

As a participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to:

Receive Information About Your Plan and Benefits

•	Examine, without charge, at the plan administrator’s office and at other specified locations, such as worksites, all documents governing the Plan, including a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

•	Obtain, upon written request to the plan administrator, copies of documents governing the operation of the Plan, including copies of the latest annual report (Form 5500 Series) and updated SPD. The plan administrator may make a reasonable charge for the copies.

•	Receive a summary of the Plan’s annual financial report. The plan administrator is required by law to furnish each participant with a copy of this summary annual report.

Enforce Your Rights

If your claim for Plan benefits is denied or ignored, in whole or in part, you have the right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the plan administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator.

If you have a claim for benefits that is denied or ignored, in whole or in part, you may file a suit in a state or federal court, but only after you have exhausted the Plan’s claims and appeals procedures as described in the Claim and Appeal Process for Severance Benefits section.

If it should happen that Plan fiduciaries misuse Plan money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions

If you have any questions about the Plan, you should contact the plan administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the plan administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, DC 20210.

You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

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GENERAL PROVISIONS

The Plan shall not be deemed to constitute a contract of employment, nor shall anything contained herein be deemed to give you any right to be retained in the employ of any employer or to interfere with the rights of the employer to discharge you at any time and to treat you without regard to the effect which such treatment might have upon you with respect to participation in the Plan.

If the plan administrator or its delegate determines that you are entitled to benefits under the Plan but are incompetent or unable to care for your affairs by reason of physical or mental disability, the plan administrator or its delegate may cause all payments thereafter becoming due to you to be made to another person for your benefit, without responsibility to follow the application of amounts so paid. Payments made pursuant to this provision shall completely discharge the Company, its direct and indirect subsidiaries and affiliates, the plan administrator, its delegate(s), and the named fiduciary with respect to such payments.

In the United States, the Plan is not in lieu of, and does not affect any requirement for coverage by, workers’ compensation insurance.

You have no right to anticipate, expect, assign, or otherwise dispose of any interest under the Plan, nor may your interests under the Plan be assigned or transferred by operation of law.

GOVERNING LAW

The provisions of the Plan shall be construed, administered and governed under the laws of the State of Indiana to the extent such laws are not pre-empted by ERISA. To the extent that the laws of a country other than the United States may apply to an eligible executive, the Plan shall be administered consistent with the laws of the other country, or, in the alternative and notwithstanding any other provisions of this Plan, the plan administrator or its delegate may deem the executive ineligible to participate in this Plan, and the Company may provide alternative benefits as it deems reasonable in its sole discretion.

SECTION 409A

The Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code (the “Code”) and shall be interpreted and construed consistently with such intent. Payments to you pursuant to the Plan are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and, for purposes of such exemptions, each payment under the Plan shall be considered a separate payment. In the event the terms of the Plan would subject you to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company shall cooperate diligently with you to amend the terms of the Plan to avoid such 409A Penalties, to the extent possible. Notwithstanding any other provision in the Plan, if you are a “specified employee,” as defined in Section 409A of the Code, as of the date of your separation from service, then to the extent any amount payable under the Plan (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon your separation from service and (iii) under the terms of the Plan would be payable prior to the six-month anniversary of your separation from service, such payment shall be delayed until the earlier to occur of (a) the six-month anniversary of your separation from service or (b) the date of your death. In addition to the foregoing, to the extent that any payment of deferred compensation subject to Section 409A of the Code is contingent upon the execution of a written release, if the designated period for executing a written release spans two tax years, the payment will be paid in the second tax year.